Exhibit 10.10

Letter of Undertaking on Remedial Measures for Diluting Current Returns

Whereas Xinjiang Daqo New Energy Co., Ltd (hereinafter referred to as the “Issuer”) intends to apply for an initial public offering and listing of its shares on the Shanghai Stock Exchange’s STAR Market (hereinafter referred to as the “IPO”), after the IPO, the Issuer’s total share capital and shareholders’ equity may increase significantly, and the shareholders’ current returns (such as the Issuer’s earnings per share and weighted average return on equity) may be diluted.

Daqo New Energy Corp. (hereinafter referred to as the “Company”), as the controlling shareholder of the Issuer, will safeguard the legitimate rights and interests of the Issuer and all shareholders, and in accordance with the relevant regulations of the China Securities Regulatory Commission, promote the implementation of the Issuer’s return-filling measures, and make the following undertaking:

While the Company is the controlling shareholder of the Issuer, the Company shall not, in excess of its shareholder capacity, interfere in the Issuer’s business and management activities, and shall not encroach on the Issuer’s interests.

This letter of undertaking takes effect upon being signed by the Company.

[The space below is intentionally left blank]

DAQO NEW ENERGY CORP.

By:	/s/ Longgen Zhang
Name:	Longgen Zhang
Title:	Director and Chief Executive Officer
Date:	September 7, 2020